Exhibit 10.16

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of August 1, 2016 (the “Effective Date”), by and between GX-Life Global, Inc., a corporation organized under the laws of the State of Nevada (“Employer”), and Thomas Leffler (“Executive”).

WHEREAS, Executive has previously worked with Employer as a consultant; and

WHEREAS, Employer desires assurance of the continued association and services of the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to be in the employ of Employer, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       EMPLOYMENT.

1.1        General. Employer hereby employs Executive in the capacity of Chief Executive Officer of GX-Life Global, Inc. (“CEO”), a wholly-owned subsidiary of Global Future City Holding Inc. (the “Parent Company”), commencing as of the Effective Date. Executive hereby agrees to be employed on the terms and subject to the conditions herein contained.

1.1.1       Permissible Outside Employment. Employer is aware of Executive’s continued ownership of and employment with iMatrix Software, Inc., iMatrix, L.L.C., and Accelatree, Inc. and business relationships with Sukatash, Inc. (DBA iMatrix Software International) and IAC Services. Nothing in this Agreement shall restrict or impede Executive’s ability to provide services to or receive income from iMatrix Software, Inc., iMatrix, L.L.C. and Accelatree Inc. Provided, however, that a majority of Executive’s professional time, which on average during any twelve month period shall not be less than thirty (30) hours per week (not including time off for vacations, illness, and leaves of absence (whether or not required by law)), shall be devoted to his position with Employer.

1.2        Duties. During Executive’s employment with Employer as CEO, Executive shall report directly to the Chief Operating Officer, Chief Financial Officer and Chief Executive Officer of Parent Company and shall be responsible for performing those duties consistent with the positions of CEO as may from time to time be reasonably assigned to, or requested of, Executive by the Chief Operating Officer, Chief Financial Officer and Chief Executive Officer of Parent Company. Executive shall use his best efforts to perform faithfully and effectively such responsibilities. Executive shall conduct all of his employment activities with Employer in a manner so as to maintain and promote the business and reputation of Employer.

1.3       Full-Time Position. Starting on the Effective Date, during the employment Term (as defined in Section 1.5 below), Executive will devote the majority of his professional time, which on average during any twelve month period shall not be less than thirty (30) hours per week (not including time off for vacations, illness, and leaves of absence (whether or not required by law)), to the performance of his duties hereunder. Notwithstanding the foregoing, in addition to Section 1.1.1 of this Agreement (Permissible Outside Employment), Executive may also serve as director or consultant to other companies that are not directly competitive with Employer, the Parent Company or any of the Parent Company’s wholly-owned subsidiaries and to the extent such activities do not interfere with Executive’s performance of duties for Employer, provided that Executive shall first advise the Employer and the Parent Company in writing of all such positions and the compensation of any nature that Executive shall be entitled to in connection with such other engagements. Notwithstanding the foregoing, in addition to Section 1.1.1 of this Agreement (Permissible Outside Employment), Executive may serve and earn a referral fee as finder to other companies to the extent such activities do not interfere with Executive’s performance of duties for Employer.

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1.4       Location of Employment. In the event that Employer shall change the location of Executive’s principal place of employment from its current location at 2 Park Plaza, Suite 400, Irvine, California, 92614 to a location that results in a commute of ten (10) or more additional miles compared to Executive’s commute as of the Effective Date, and Executive does not terminate his employment pursuant to section 3.1.5 hereof, but instead relocates to be closer to the Employer’s new office location, then Executive shall be entitled to be reimbursed for reasonable documented relocation expenses, including moving costs, temporary housing (acceptable to Employer) for up to thirty (30) days, commuting expenses and other relocation costs.

1.5       Term. The term of this Agreement shall commence on the Effective Date. The initial term of this Agreement (the “Initial Term”) shall continue from the Effective Date through August 1, 2019, unless sooner terminated as provided in Section 3.1. Thereafter, this Agreement shall automatically renew for successive one year terms unless either party shall have given written notice to the other party not less than 90 days prior to the expiration of the Initial Term or any successive term of its intent not to renew this Agreement (the Initial Term, together with any subsequent employment period or periods, being referred to herein as the “Term”).

2.       COMPENSATION AND BENEFITS.

2.1       Salary. Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him to Employer in all capacities during the term of his employment under this Agreement, (a) a base salary at a rate of $30,000 per month for the first three months of employment (i.e.: August 1, 2016 – November 1, 2016) and then increasing to $35,000 per month for each month thereafter (“Base Salary”), payable in accordance with the regular payroll practices of Employer, and (b) the additional benefits hereinafter set forth in this Section 2. On January 1st of each year, the Employer shall have the power, but not the obligation, to review the Base Salary with the resulting upward adjusted salary becoming the new Base Salary.

2.2       Stock Award. As further consideration for Executive entering into and performing his obligations under this Agreement, beginning June 1, 2017, Executive shall receive and be issued 50,000 shares of the Parent Company’s Common Stock every month (the “Vesting Schedule”) until Executive has reached a total of 1,250,000 shares (the “Stock Grant”). All shares received under the Stock Grant will be vested upon receipt and issuance, and Executive may immediately sell any vested shares, subject to any restrictions provided for under applicable law. In the event Executive leaves, resigns or terminates either through the actions of the Executive or the Employer Executive shall not be entitled to and shall forfeit all of the unvested portion remaining in the Stock Grant.

2.2.1       Acceleration. In the event that Employer or the Parent Company is acquired or in the event of a Change in Control (as defined below) of Employer or Parent Company before all the shares to be paid to Executive under Section 2.2 of this Agreement are paid and Executive is still employed by the Employer, the remaining balance of shares owed under Section 2.2 of this Agreement shall vest immediately and be due to Executive.

2.3       GX-Coin Grants. As further consideration for Executive entering into and performing his obligations under this Agreement, beginning February 28, 2017, Employer agrees to provide Executive with Grants of 250,000 GX-Coins, subject to the restrictions set forth in this Section 2.3 (the “GX-Coin Grants”). Executive will be granted the GX-Coins at a rate of one grant of 50,000 coins starting on February 28, 2017, then 40,000 coins for each subsequent month thereafter until the 250,000 coin limit has been reached. In the event Executive’s employment with Employer is terminated or Executive leaves, resigns, or terminates his employment with Employer before exercising or fully exercising the GX-Coin Grants, Executive shall be entitled to and be issued any and all of the unvested and vested portions (i.e., 250,000 GX-Coins) of the GX-Coin Grants.

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2.4       Executive Benefits.

2.4.1       Expenses. Employer shall promptly reimburse Executive for expenses reasonably incurred and reasonably approved by Employer (in accordance with Employer’s standard policy applicable to all senior executives) in connection with the performance of his duties (including business travel and entertainment expenses) during the Term, all in accordance with Employer’s standard policies, practices and procedures for senior executive employees with respect thereto.

2.4.2       Paid Time Off. Executive shall be entitled to twenty (20) business days of paid vacation for the first year of employment, excluding twelve (12) business days for the month of August 2016. After the first year of employment, Executive shall be entitled to twenty-five (25) business days of paid vacation with such paid time off to be scheduled and taken in accordance with Employer’s standard policy for senior executive employees.

2.4.3       Fringe Benefits. During the Term of this Agreement, Executive shall be entitled to participate in any and all fringe benefit plans and programs generally available to all other senior executives of Employer, subject to any restrictions specified in such plans, programs, and the policies of Employer then in effect. Employer will pay all premiums under its group insurance plans (medical, dental, vision, etc.) for Executive and his dependents, including COBRA payments resulting from Executive’s coverage under a previous employer’s plans

2.4.4       Bonus. In addition to the other bonuses contemplated under this Agreement, Executive shall be eligible for discretionary performance and stock bonuses, which shall be awarded commensurate with the manner in which such bonuses are awarded to Employer’s other senior executives.

2.5       Acquisition Referral. As set forth in this Section 2.5, Executive is entitled to and shall be paid finder’s bonus for finding and introducing potential companies or individual members/distributers to Employer for the benefit of Employer or its affiliates or Parent Company or its affiliates acquiring said companies and/or hiring said individual members/distributors.

2.5.1 Bonus Referral – Acquisition. Executive shall be entitled to and be paid a cash bonus equal to ten percent (10%) of the gross purchase amount of the referred company. The bonus referenced in this Section 2.5.1 shall be paid within thirty (30) calendar days following the closing date of the acquisition transaction.

2.5.2 Bonus Referral – Recruitment. Executive shall be entitled to and be paid a cash bonus of one percent (1%) of the member/distributor and their downlines’ gross revenue for a period of twelve months. The bonus referenced in this Section 2.5.2 shall be paid on a monthly basis on the 15th day of the month following receipt of gross revenue resulting from each such member/distributor and their downlines.

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3.       TERMINATION OF EMPLOYMENT

3.1       Events of Termination. Executive’s employment with Employer shall terminate upon the occurrence of any one or more of the following events:

3.1.1       Death. In the event of Executive’s death, Executive’s employment shall terminate on the date of death.

3.1.2       Disability. In the event of Executive’s Disability (as hereinafter defined), Employer shall have the option to terminate Executive’s employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination which date shall not be earlier than 30 days after the notice of termination is given. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of Executive and which renders Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on Employer, which condition continues for more than 90 consecutive days or more than 120 days out of 365 consecutive days. The Employer shall have the right in good faith, to make the determination of Disability under this Agreement based upon medical reports supplied by Executive’s medical personnel, as well as, information from medical personnel reasonably selected by Employer.

3.1.3       Termination by Employer for Cause. Employer may, at its option and at any time, terminate Executive’s employment for Cause (as defined below). Executive’s employment shall terminate on the date of Executive’s receipt of the notice of termination. As used in this Agreement, “Cause” shall mean (a) Executive’s conviction of, guilty or “no contest” plea to, or confession of guilt of a felony, (b) a willful act by Executive which constitutes gross misconduct and which is materially injurious to Employer, including, but not limited to Executive’s conviction of, guilty or “no contest” plea to, or confession of guilt of theft, fraud, embezzlement or other similar illegal conduct, or (c) refusal or unwillingness to perform his duties hereunder in any material respect. Notwithstanding the foregoing, “Cause” shall not exist under this section until Executive has received a minimum of two (2) prior written notices of the grounds for the proposed termination from the Employer or other designated supervisor and thirty (30) days have lapsed following the second such written notice without Employee curing such grounds. Section 3.1.3(c) shall not be considered termination for Cause in the event that performance of Executive’s duties would require the commission of an unlawful act, Executive informs Employer’s Board of Directors in writing of the alleged illegality, and Executive provides Employer a reasonable opportunity to consult with legal counsel and cure the alleged illegality.

3.1.4       Termination by Employer Without Cause. Employer may, at its option, terminate Executive’s employment for any reason whatsoever (other than for the reasons set forth above in Sections 3.1.1 through 3.1.3) by giving written notice of termination to Executive, and Executive’s employment shall terminate on the later of (a) the date the notice of termination is given or (b) the date set forth in such notice of termination.

3.1.5        Termination by Executive for Material Breach by Employer. Executive may, at his option, terminate Executive’s employment upon Employer’s “Material Breach” of this Agreement by giving Employer written notice of such breach (which notice shall identify the manner in which Employer has materially breached this Agreement) and, if such breach is not cured within 30 days of Employer’s receiving such written notice, Executive’s employment shall terminate at the end of such 30-day period. Employer’s “Material Breach” of this Agreement shall mean (a) the failure of Employer to pay or provide the Base Salary, Stock Grant, Coin Grant, Acquisition Referral or any other form of compensation, including benefits, in accordance with this Agreement, ( (b) the assignment to Executive, without Executive’s consent, of duties substantially inconsistent with his duties, as set forth in Section 1.2 hereof, (c) the relocation of Executive’s principal place of employment to a geographic location further than 30 miles from 2 Park Plaza, Suite 400, Irvine, California, 92614, and (e) for any reason following a Change in Control after the Effective Date, in each case without cure by Employer within 30 days of Executive’s notice of such alleged Material Breach to the Chief Executive Officer.

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For all purposes under this Agreement, “Change in Control” shall mean:

(a)       Except as provided by subsection (b) hereof, the acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934 , as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of Employer; or

(b)       Approval by the Employer’s or Parent Company’s board of directors of a reorganization, merger or consolidation of the Employer with any other person, entity or corporation, other than:

(i) a merger or consolidation which would result in the voting securities of the Employer immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 50% of the combined voting power of the securities entitled to vote generally in the election of directors of Employer or such other entity outstanding immediately after such merger or consolidation; or

(ii)       a merger or consolidation effected to implement a recapitalization of Employer or similar transaction in which no person, entity or group acquires beneficial ownership of 50% or more of the combined voting power of the securities entitled to vote generally in the election of directors of Employer outstanding immediately after such merger or consolidation.

3.1.6       Termination by Executive Without Material Breach by Employer. Executive may terminate Executive’s employment for any reason whatsoever by giving written notice of termination to Employer. Executive’s employment shall terminate on the later of (a) the date the notice of termination is given or (b) the date set forth in such notice of termination.

3.2       Certain Obligations of Employer Following Termination of Executive’s Employment. Following the termination of Executive’s employment under the circumstances described below, Employer shall pay to Executive in accordance with its regular payroll practices, unless otherwise required below, the following compensation and provide the following benefits:

3.2.1       Death; Disability. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, Executive or his estate, as the case may be, shall be entitled to payments of any accrued and unpaid amounts through the date of termination to which Executive may be entitled under Sections 2.1, 2.2, 2.3, and 2.4 of this Agreement.

3.2.2       Termination by Employer Without Cause; Termination by Executive for Material Breach by Employer. In the event that Executive’s employment is terminated by Employer pursuant to Section 3.1.4 (“Termination by Employer Without Cause”) hereof or by Executive pursuant to Section 3.1.5 (“Termination by Executive for Material Breach by Employer”) hereof, Executive shall be entitled to the following payments and benefits:

(a)        Base Salary and any additional compensation pursuant to Section 2.1 for either six (6) months or through the end of the Term, whichever amount is more, the aggregate amount of which shall be due and payable on the effective date of termination;

(b)       Continuing participation in Employer’s group health insurance plan at Employer’s expense for six (6) months following the effective date of termination; and

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(c)       Expenses under Section 2.4 hereof which are owed and unpaid as of the effective date of termination.

(d)       Compensation and benefits under Sections 2.2 and 2.3.

3.2.3       Termination by Executive Without Material Breach or by Employer for Cause. In the event Executive’s employment is terminated by Executive pursuant to Section 3.1.6 hereof (“Termination by Executive Without Material Breach by Employer”) or by Employer pursuant to Section 3.1.3 hereof (“Termination by Employer for Cause”), Executive shall be entitled to no further compensation or other benefits under this Agreement except as to any accrued and unpaid amounts through the effective date of termination to which Executive may be entitled under Sections 2.1, 2.2, 2.3, or 2.4 of this Agreement.

3.3       Intentionally omitted.

3.4       Membership In GX-Life Global, Inc.’s Direct Selling Program. In the event Executive’s employment is terminated by Executive pursuant to Section 3.1.6 hereof (“Termination by Executive Without Material Breach by Employer”) or by Employer pursuant to Section 3.1.4 hereof (“Termination by Employer Without Cause”), Executive shall be entitled to convert and maintain, at all times, the highest rank (currently “Platinum President”) as an independent member in GX-Life Global, Inc.’s direct selling membership program, however that position is presently titled or in the future retitled in the GX-Life Global Compensation Plan, the GX-Life Global Policies and Procedures, the GX-Life Global Membership Agreement, and/or any successor to or replacement of the foregoing, without qualification. Following said conversion, in order to be compensated at a Platinum President rank, Executive must fulfill the requirements of the Bronze Advisor rank (or similar requirements to however this rank is retiled in the future) as set forth in the GX-Life Global Compensation Plan, the GX-Life Global Policies and Procedures, and/or the GX-Life Global Membership Agreement. Executive’s position as an independent member in the GX-Life Global, Inc. direct selling membership program (a) shall be freely transferable and (b) shall not be subject to revocation, termination, suspension, or modification. Members in Executive’s downline shall consist only of:

3.4.1       Those members for whom Executive was in any manner a procuring cause, other than those members for whom Michael Dunn or Ning Liu was the primary procuring cause; and

3.4.2       Members and customers in the downlines of the members included under Section 3.4.1.

In no event will Executive be deemed to be the primary procuring cause of GX-Life Global members that were recruited into the membership program by Michael Dunn or Ning Liu, or any member that is affiliated with or in the downline of a member recruited by Michael Dunn or Ning Liu.

During the term of this Agreement and at all times thereafter while an independent member, Executive shall be entitled to audit and/or review and make copies of the books, records and financial information (including the accounting software data files and MLM system software) of GX-Life Global, Inc., as they relate to Executive’s position as an independent member in the GX-Life Global, Inc.’s direct selling or multi-level marketing membership program, in order to verify the accuracy of Executive’s compensation as an independent member. Executive shall be entitled to exercise such rights once per calendar year.  If the total compensation paid to Executive by GX-Life Global, Inc. differs by less than 5% of the amount actually payable after such review, then Executive shall bear his own costs of such review (including travel costs and any costs or fees of any accountants or professionals engaged by Executive).  If the total compensation paid by the GX-Life Global, Inc. differs by 5% or more than the amount actually payable, then GX-Life Global, Inc. shall reimburse Executive for its costs and expenses of such review (including travel costs and any costs or fees of any accountants or professionals engaged by Executive).

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In the event of any discrepancy between the provisions of this Section 3.4 and other agreements, plans, policies, or procedures referenced in this Section 3.4, the terms of this Agreement shall govern.

3.5        IRC 409A.

3.5.1  The provisions of this Section 3.5 will only apply if and to the extent required to avoid the imposition of taxes, interest, and penalties on Executive under Code Section 409A.  Code Section 409A applies to nonqualified deferred compensation, which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year.  In furtherance of the objective of this paragraph, to the extent that any regulations or other guidance issued under Code Section 409A would result in Executive being subject to payment of taxes, interest, or penalties under Section 409A, Executive and the Employer agree to use best efforts to amend this Agreement in order to avoid or limit the imposition of any such taxes, interest, or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions.  This paragraph does not guarantee that Executive will not be subject to taxes, interest, or penalties under Code Section 409A with respect to compensation or benefits described or referenced in this Agreement.

3.5.2    Furthermore and notwithstanding any provision of this Agreement to the contrary, to the extent necessary to avoid the imposition of taxes, interest, and penalties on Executive under Code Section 409A, if at the time of the termination of Executive’s employment Executive is a “specified employee” (as defined in Code Section 409A), Executive will not be entitled to any payments upon termination of employment until the first day of the seventh month after the Executive’s “separation from service” (as defined in Code Section 409A) and any such payments to which Executive would otherwise be entitled during the first six months following Executive’s separation from service will be accumulated and paid without interest on the first day of the seventh month after the separation from service.  For purposes of Section 8 of this Agreement, “termination of employment,” “termination,” and other similar terms and phrases are to be interpreted to mean a “separation of service” as defined pursuant to Code Section 409A and its governing regulations.

3.5.3    All reimbursements that would be subject to Code Section 409A and that are provided under this Agreement, will be made to Executive as soon as administratively feasible following the date the underlying expense is incurred but no later than December 31 of the year following the year during which the Executive incurred the applicable cost or expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement will not be subject to liquidation or exchange for any other benefit.

3.5.4    Notwithstanding any contrary provision in this Agreement, or in any other plan, award, arrangement, or agreement between Executive and the Employer that: (i) provides for the payment of nonqualified deferred compensation that is subject to Section 409A; and (ii) conditions payment or commencement of payment on one or more employment-related actions, such as the execution and effectiveness of a release of claims or a restrictive covenant (each an “Employment-Related Action”) (any such plan, award, arrangement or agreement is a “Relevant Plan”):  (i) if the Relevant Plan does not specify a period or provides for a period of more than ninety (90) days for the completion of an Employment-Related Action, then the period for completion of the Employment-Related Action will be the period specified by the Employer, which will be no longer than ninety (90) days following the event otherwise triggering the right to payment; and (ii) if the period for the completion of an Employment-Related Action includes the January 1 next following the event otherwise triggering the right to payment, then the payment will be made or commence following the completion.

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4.       Additional Covenants

4.1       Confidentiality. Executive acknowledges that Employer has made or will make available to Executive certain customer lists, customer preferences, product design information, performance standards, marketing plans and information, independent contractor identification and terms of compensation, supplier and vendor information, compensation arrangements, strategic plans and information, and other confidential and/or proprietary information of Employer or licensed to Employer or its affiliates, including without limitation trade secrets and copyrighted materials, (collectively, the “Confidential Material”). Except as reasonably necessary or desirable in connection with Executive's obligations under this Agreement, Executive shall not make any disclosure or use of any of the Confidential Material. Except as reasonably necessary or desirable in connection with Executive’s obligations under this Agreement, Executive shall not make any duplication or other copy of any of the Confidential Material. Immediately upon request from Employer, Executive shall return to Employer all Confidential Material. For the purposes of this paragraph, Confidential Material shall not include publicly available information or information generally known or generally employed by the trade or industry. In the event Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, court order, or similar process) to disclose any Confidential Material, Executive will notify Employer promptly of the request or requirement so that the Employer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is, on the advice of counsel, compelled to disclose any Confidential Material to any tribunal or else stand liable for contempt, Executive may disclose the Confidential Material to the tribunal.

4.2       Proprietary Information

4.2.1       Defined. For purposes of this Agreement, “Proprietary Information” shall mean any information, observation, data, written material, record, document, computer program, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer and supplier lists, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, development, products, organization, business or finances of the Employer or its affiliates.

(a)       In no event shall the Proprietary Information developed by Executive at any time prior to, during, or subsequent to his employment with Employer, and in his services to iMatrix Software, Inc., iMatrix L.L.C., Accelatree, Inc., be subject to Section 4.1 or Section 4.2. (Proprietary Information) of this Agreement.

4.2.2       Ownership. Except as set forth in Section 4.2.1 (a) above, all right, title and interest of every kind and nature in and to the Proprietary Information made, discussed, developed, secured, obtained or learned by Executive during the term of this Agreement for the benefit of Employer shall be the sole and exclusive property of Employer for all purposes or uses, and shall be disclosed promptly by Executive to Employer. The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise, (c) at the request and upon the suggestion of Employer or otherwise, or (d) with Employer’s materials, tools, instruments or on Employer's premises or otherwise. All Proprietary Information developed, created, invented, devised, conceived or discovered by Executive that is subject to copyright protection is explicitly considered by Executive and Employer to be works made for hire to the extent permitted by law. Subject to Section 4.2.1 (a), Executive hereby assigns to Employer all of Executive’s right, title and interest in and to all Proprietary Information.

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4.2.3       Assistance. Executive shall execute any documents and take any action Employer may deem reasonably necessary or appropriate to effectuate the provisions of this Agreement, including assisting Employer in obtaining and maintaining trademarks, patents, copyrights or similar rights to any Proprietary Information assigned to Employer. Executive shall comply with all reasonable rules established by Employer for the protection of the confidentiality of any Proprietary Information. Executive irrevocably appoints each officer of Employer to act as Executive’s agent and attorney in fact to perform all acts necessary to obtain or maintain patents, copyrights and similar rights to any Proprietary Information assigned by Executive to Employer under this Agreement if (a) Executive refuses to perform those acts, or (b) is unavailable, within the meaning of any applicable laws. Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and survives the death or disability of Executive. Subject to Section 4.2.1 (a) above, Executive shall promptly disclose to Employer, in confidence (a) all Proprietary Information that Executive creates during the term of this Agreement, and (b) all patent applications filed by Executive within one year after termination of this Agreement. Executive shall have no authority to exercise any rights or privileges with respect to the Proprietary Information owned by or assigned to Employer under this Agreement. This Agreement does not apply to any Proprietary Information that fully qualifies under the provisions of California Labor Code Section 2870 or any similar or successor statute, or developed under Section 4.2.1 (a) above.

4.3.       Prohibited Behavior. To the extent permitted by applicable law, Executive shall not, except as permitted by Section 1.1.1 (Permitted Outside Employment) and 4.1.2 (a) of this Agreement, engage in the following behavior anywhere where the Employer or its affiliates sell products, conduct business, or plan to conduct business as of the date of this Agreement or, if applicable, the date of Executive’s cessation of employment with the Employer (the “Employer’s Business”):

4.3.1        Unless otherwise set forth herein, during Executive’s employment, Executive shall not own an interest in, operate or participate in, or be connected as an officer, director, employee, agent, independent contractor, partner, shareholder, member or principal of any business entity or person producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, or services that compete with Employer’s business.

4.3.2       During Executive’s employment and for a 12 month period thereafter, Executive shall not, directly or indirectly, either for himself or any other person, use any Confidential Material to induce or attempt to induce any customer, supplier, vendor, licensor, licensee or other business affiliate of the Employer or any affiliate with whom Executive had direct contact with to (i) reduce the business it does with the Employer, or (ii) do business with any competitor or potential competitor of Employer’s Business.

4.3.3        During Executive’s employment and for a 24 month period thereafter, Executive shall not, directly or indirectly, either for himself or any other person, use any Confidential Material to induce or attempt to induce any employee or independent contractor of the Employer or any affiliate to terminate their employment or contract with the Employer.

4.3.4        Notwithstanding the restrictions set forth in this Section 4.3, Executive may purchase or otherwise acquire up to two percent (2%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

4.4       Business Opportunities. Except in connection with Permitted Outside Employment (Section 1.1.1) or 4.1.2 (a) of this Agreement, during the term of this Agreement, if Executive (or any agent, employee, officer or independent contractor of or retained by Executive) becomes aware of any project, investment, venture, business or other opportunity (any of the preceding, an “Opportunity”) that is similar to, competitive with, related to or in the same field as the Employer or any affiliate, or any project, investment, venture, or business of interest to the Employer, or any affiliate, then Executive shall so notify the Employer immediately in writing of such Opportunity and shall use Executive’s good faith efforts to cause the Employer to have the opportunity to invest in, participate in or otherwise become affiliated with such Opportunity if the Employer desires.

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5.       MISCELLANEOUS PROVISIONS.

5.1       Injunctive Relief. Employer and Executive each hereby acknowledge: (a) the unique nature of the provisions set forth in Section 4 and its subparts above; (b) that Employer will suffer irreparable harm if Executive breaches any of those provisions; and (c) that monetary damages will be inadequate to compensate Employer for such breach. Therefore, if Executive breaches any of such provisions, then Employer is entitled to injunctive or other provisioned relief, without bond, in addition to any other remedies at law or equity to enforce the provisions.

5.2       Indemnification by Employer. To the fullest extent permitted by law, Employer and Parent Company shall indemnify, hold harmless and defend Executive against any and all claims, causes of action, damages, costs, expenses, settlements and other liabilities (including reasonable attorneys' fees and costs) of every kind and nature, whether known and unknown, fixed or contingent, direct or third party, arising out of or relating to (i) Executive’s employment with Employer, including, without limitation, any reproduction, modification, distribution or other use of any deliverables, by Employer or any party under license from Employer (including, without limitation, any claim of infringement of third party rights or any breach of warranty), (ii) Employer’s bad faith, negligence or delivery of untrue statements to Executive, or (iii) the business operations of Employer, the Parent Company, or any of Employer’s or Parent Company’s affiliates. Employer’s and Parent Company’s obligations under this Section 5.2 shall be joint and several.

5.3        Insurance. Employer, either directly or indirectly through its Parent Company, has Directors & Officers insurance (“D&O”) policy in place (with an insurance carrier rated highly pursuant to insurance company credit rating criteria and by one or more of the four major insurance company rating agencies) and Executive shall be and is covered under the D&O Policy as an employee and officer of Employer during the Term of Executive’s employment with Employer.

5.4       Use of Name and Likeness. During the term of this Agreement, only upon request of Employer and Executive’s written approval in each instance, such approval not to be unreasonably withheld, Executive at his option, may grant the Employer and the Employer’s assignees the rights to use all appearances and future appearances (including Executive’s name, images, photographs, and likenesses) in any form whatsoever (“Appearances”) for the Employer’s or its assignee’s purposes, in any non-defamatory manner, including for use on the Employer’s website, promotional materials, in press releases, and in any necessary regulatory filings. To the extent Executive has any rights (such as copyright, publicity right, or otherwise) in the Appearances, Executive absolutely assigns all such rights to the Employer. Any and all rights granted by Executive to Employer and/or its assignees in this Section 5.4 terminate as of the date of Executive’s termination of employment with Employer, unless Employer is otherwise legally obligated to disclose Executive’s role in Employer’s operations

5.5       ARBITRATION OF DISPUTES. ANY CONTROVERSY OR CLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT SHALL BE SETTLED IN ORANGE COUNTY, CALIFORNIA BY ARBITRATION IN ACCORDANCE WITH JAMS ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES (THE “JAMS RULES”). JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ALL PARTIES TO THE ARBITRATION SHALL BE ENTITLED TO THE FULL RANGE OF DISCOVERY PROVIDED UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1283.05.

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FOR ANY CLAIMS BROUGHT UNDER THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, OR ANY OTHER CLAIMS BASED ON LOCAL, STATE OR FEDERAL STATUTORY OR PUBLIC POLICY RIGHTS (“PUBLIC POLICY CLAIMS”): (A) THE SUBSTANTIVE AND REMEDIAL PROVISIONS OF THE STATUTE(S) APPLICABLE TO THE PUBLIC POLICY CLAIMS SHALL BE AVAILABLE TO ANY PARTY REQUIRED TO ARBITRATE PUBLIC POLICY CLAIMS UNDER THIS AGREEMENT; (B) ANY EMPLOYEE BRINGING SUCH A CLAIM SHALL NOT BE REQUIRED TO PAY UNREASONABLE COSTS OR ANY OF THE ARBITRATOR’S FEES OR EXPENSES; AND (C) THE ARBITRATOR MUST ALSO ISSUE A WRITTEN AWARD SETTING FORTH THE ESSENTIAL FINDINGS AND CONCLUSIONS ON WHICH THE AWARD IS BASED.

THIS AGREEMENT IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, IRRESPECTIVE OF CALIFORNIA’S CHOICE-OF-LAW PRINCIPLES.

BY SIGNING THIS AGREEMENT YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY SIGNING THIS AGREEMENT YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO APPEAL. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE PREVAILING PARTY SHALL BE ENTITLED TO REIMBURSEMENT OF ATTORNEY’S FEES, COSTS, AND EXPENSES INCURRED IN CONNECTION WITH THE ARBITRATION.

5.6       Jurisdiction and Venue. For the purposes of jurisdiction and venue, all actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of Orange, State of California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement. The prevailing party shall be entitled to reimbursement of attorneys’ fees, costs, and expenses incurred in connection with for any action and/or proceeding arising in connection with this Agreement.

5.7       Further Assurances. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

5.8       Modification. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

5.9       Prior Understandings. This Agreement and all documents specifically referred to and executed in connection with this Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

5.10       Interpretation. Whenever the context so requires in this Agreement, all words used in the singular may include the plural (and vice versa) and the word “person” includes a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity. The terms “includes” and “including” do not imply any limitation. No remedy or election under this Agreement (except the arbitration provision) is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity.

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5.11       Headings. The paragraph headings in this Agreement: (a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

5.12       Partial Invalidity. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability unless such provision or the application of such provision is essential to this Agreement. If any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable.

5.13       Successors-in-Interest and Assigns. Executive may not voluntarily or by operation of law assign, hypothecate, delegate or otherwise transfer or encumber all or any part of his rights, duties or other interests in this Agreement without the prior written consent of Employer, which consent may be withheld in Employer's sole and absolute discretion. Any such transfer in violation of this paragraph is void. Subject to the foregoing and any other restrictions on transferability contained in this Agreement, this Agreement is binding on and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement.

5.14       Notices. Each notice and other communication required or permitted to be given under this Agreement (“Notice”) must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below, (c) three business days after the Notice has been deposited with the United States postal service as first-class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each party shall make a reasonable, good faith effort to ensure that it/he will accept or receive Notices that are given in accordance with this paragraph. If a party changes its last known address for purposes of this paragraph it shall give the other party(ies) written notice of a new address in the manner set forth above.

5.15       Waiver. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of his/its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

5.16       Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement and has had the opportunity to have such party’s legal counsel review and revise this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

5.17       Third Party Beneficiaries. Other than the agents and affiliates of Employer as referenced in this Agreement, nothing in this Agreement is intended to confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees, unless such rights are expressly granted in this Agreement to another person specifically identified as a “Third Party Beneficiary.”

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5.18        Effectiveness. This Agreement shall become effective when it has been executed by all of the parties to this Agreement.

5.19       Representations and Warranties. Executive and Employer hereby represent and warrant to the other that (a) he and it has full power, authority and capacity to execute and deliver this Agreement and to perform his and its obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he and it is otherwise bound and (c) this Agreement is his and its valid and binding obligation in accordance with its terms. Executive represents and warrants to Employer that Executive is a professional with substantial experience with businesses substantially similar to Employer’s business and is qualified to serve as the Employer’s Chief Executive Officer.

5.20        Expenses. Each party to this Agreement agrees to bear his and its own expenses in connection with the negotiation and execution of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

GX-LIFE GLOBAL, INC
a Nevada corporation

/s/ Michael R. Dunn
By: Michael R. Dunn
Its: Director

THOMAS LEFFLER

/s/ Thomas Leffler
Thomas Leffler

ACKNOWLEDGED BY

GLOBAL FUTURE CITY HOLDING, INC.
a Nevada corporation

/s/ Michael R. Dunn
By: Michael R. Dunn
Its: CFO and COO

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